EXHIBIT 99.1

NEWMARKET CORPORATION DECLARES A 9% INCREASE IN QUARTERLY DIVIDEND

Richmond, VA, February 23, 2017 — The Board of Directors of NewMarket Corporation (NYSE:NEU) declared a quarterly dividend in the amount of $1.75 per share on the common stock of the Corporation.  The dividend is payable April 3, 2017 to NewMarket shareholders of record at the close of business on March 15, 2017.  This raises our dividend by 15 cents per share, which represents a 9% increase from the previous payment.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers;  the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States (including the additional risks and uncertainties introduced by the recent referendum on the United Kingdom’s membership in the European Union); the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to consummate a proposed acquisition transaction due to a lack of regulatory approval or the failure of one or more parties to satisfy conditions at closing; our inability to realize expected benefits from investment in our infrastructure or future acquisitions or our inability to successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2016 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:
Brian D. Paliotti Investor Relations Phone: 804.788.5555 Fax:	804.788.5688

Email: investorrelations@newmarket.com